Exhibit 99.1

FOR RELEASE at 8:00 a.m. EST	Contact: William E. Meade, Jr.
Tuesday, May 11, 2004	President and Chief Executive Officer
Phone: (303) 262-4530

StarTek, Inc. Reports Results of Annual Stockholders Meeting

DENVER, CO–StarTek, Inc. (NYSE:SRT) is pleased to report that its stockholders approved all proposals at its annual meeting of stockholders held on May 7, 2004. The proposals to increase the number of shares reserved for its employee stock option plan and director stock option plan and to ratify the selection of Ernst & Young LLP as its independent auditors for fiscal 2004 were approved. Additionally, A. Emmet Stephenson, Jr., William E. Meade, Jr., Ed Zschau and Hank Brown were re-elected as directors of the Company.

     Michael S. Shannon, who was an incumbent director and member of the Audit Committee of the Board and named as one of the Company’s nominees for re-election to the Board, declined to stand for re-election at the annual meeting for personal reasons. William E. Meade, Jr., a director and President and Chief Executive Officer of the Company stated: “We were disappointed that Mr. Shannon was unable to stand for re-election as a director. We appreciate his outstanding contributions to the Company and note that the votes cast at the meeting were overwhelmingly in favor of his re-election as a director. The Governance and Nominating Committee of the Board will begin a search for an additional independent director and Audit Committee member, and we are confident that a suitable replacement will be appointed in the next few months.”

     Messrs. Zschau and Brown continue as members of the Audit Committee of the Board, and satisfy all qualification requirements of the New York Stock Exchange Corporate Governance Rules. The rules, however, require a three member Audit Committee and, consequently, the Company is currently not in technical compliance with the rules and continued listing standards of the Exchange. The Company has notified the Exchange of its plan to recruit and appoint an additional independent director within the next few months to comply with the rules. The Exchange will be notified when the Company appoints an additional independent director.

Company Profile

StarTek, Inc. is a leading provider of business process outsourced services, which consist of business process management and supply chain management services. StarTek provides services from nineteen operating facilities, including five in Colorado, five in Canada, two in Europe and one each in Illinois, Louisiana, Oklahoma, Tennessee, Texas, Virginia and Wyoming. The Company’s primary clients are in the telecommunications and computer software industries, and we also serve clients in the computer hardware, consumer products, cable TV, entertainment, utility, internet, and e-commerce industries. Please visit our web site at www.startek.com.